Exhibit 99.1

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Contact:

Genaera Corporation	Susan Neath - Porter Novelli Life Sciences
Investor Relations	Media
(610) 941-5675	(619) 849-6007
www.genaera.com	sneath@pnlifesciences.com

     Genaera Begins Dosing Second Phase 1 Trial of Type 2 Diabetes and Obesity Compound Trodusquemine (MSI-1436)

Study in Overweight and Obese Type 2 Diabetics to Assess Safety and Pharmacokinetics in addition to Specialized Secondary Endpoints

Plymouth Meeting, Pa. - January 17, 2007 - Genaera Corporation (NASDAQ: GENR) today announced that dosing of subjects has begun in study MSI-1436C-103, the ascending single dose Phase 1 study of trodusquemine (MSI-1436), in overweight and obese type 2 diabetics. MSI-1436 is a novel therapeutic for the treatment of type 2 diabetes and obesity which works centrally and peripherally to regulate insulin and leptin receptor signaling through inhibition of its novel target enzyme PTP-1B.

Study 103 is similar in design to the previously completed Study 101 which was conducted in healthy obese and overweight volunteers. The current study will continue to expand the safety database for MSI-1436 and establish the pharmacokinetics of the drug in a population of type 2 diabetics who are poorly controlled on metformin. The study will also evaluate a range of secondary endpoints including short-term insulin/glucose control indices, glucose tolerance and evaluation of insulin sensitivity.

"We have achieved another important milestone in the development of MSI-1436 and can now begin collecting data from obese type 2 diabetics," said Jack Armstrong, President and Chief Executive Officer of Genaera. "The unique mechanism of action provides MSI-1436 with the potential to impact two of the key pathologies of type 2 diabetes: insulin resistance and obesity. We anticipate that this clinical study will provide a first step in demonstrating the safety of MSI-1436 in obese and overweight type 2 diabetics and will help determine an optimal therapeutic dose for this population."

This randomized, vehicle-controlled study, being conducted at dgd Research, Inc., a leading diabetes clinical research center in San Antonio, Texas, is enrolling otherwise healthy overweight and obese type 2 diabetic volunteers to evaluate the safety, tolerability, and pharmacokinetics of ascending single doses of intravenously administered MSI-1436 in this special population. The ascending single dose protocol will initially enroll approximately 28 subjects at four dose levels (3, 6, 10, and 15 mg/m2)

and is expected to be completed late in the first half of 2008.

About Trodusquemine (MSI-1436)

Trodusquemine is a centrally and peripherally-acting appetite suppressant and the first highly selective inhibitor of protein tyrosine phosphatase 1B (PTP-1B). PTP-1B is central to controlling the function of both the leptin and insulin pathways. By inhibiting PTP-1B, MSI-1436 is expected to decrease appetite and normalize blood sugar. Trodusquemine has produced consistent, sustainable weight loss in a variety of animal models and appears to overcome metabolic readjustment, which often limits sustained weight loss during caloric restriction. In addition, trodusquemine has shown the ability to reverse co-morbidities associated with obesity such as abnormal glucose metabolism and cholesterol elevation.

About Genaera

Genaera Corporation is focused on advancing the science and treatment of metabolic diseases. The Company has significant market opportunities with a first-in-class molecule, trodusquemine (MSI-1436), that has the potential to redefine the treatment paradigm for obesity and type 2 diabetes and is presently in a Phase 1 trial in obesity. In addition, Genaera has a value-driven, fully out-licensed partnership with MedImmune, Inc. for a second core program that is presently undergoing Phase 2 clinical testing in asthma. Genaera is committed to directing resources to its core program and the aggressive clinical development of its key assets to build stockholder value. For further information, please see our website at http://www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding the preliminary results, clinical development plans and prospects for Genaera's programs including trodusquemine (MSI-1436) and the IL-9 antibody program. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "believe," "continue," "develop," "expect," "plan" and "potential" or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates including trodusquemine (MSI-1436) and the IL-9 antibody program may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborators, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

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